Pricing Supplement No. 017               Filing under Rule 424(b)(2)
Dated April 14, 1997                     Registration No. 333-22347

(To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

$300,000,000
NIPSCO CAPITAL MARKETS, INC.
Medium-Term Notes
Due Nine Months or More From Date of Issue
____________________

Entitled to the benefit of a Support Agreement
Providing for the Payment of Principal and Interest by
NIPSCO Industries, Inc.
____________________

Principal Amount:                       $5,000,000

Trade Date:                             April 11, 1997

Original Issue Date:                    April 16, 1997

Interest Rate:                          7.79%

Stated Maturity Date:                   April 16, 2008

Form :                                  XX Book Entry    ___ Certified

Interest Payment Date(s):               March 15, and September 15

Specified Currency:                     U.S. Dollars

Selling Agent s Commission:             $31,250

Net Proceeds to the Company:            $4,968,750


The Medium-Term Note described in this Pricing Supplement is being sold through Merrill Lynch & Co., as Agent.

Prior to the date of this Pricing Supplement, $186,000,000 Medium-Term Notes have been sold. Concurrently herewith, the company is also selling (1) $15,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 17, 2006 and bearing an interest rate of 7.75% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.600%; (2) $20,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 15, 2005 and bearing an interest rate of 7.68% at the initial price to the public equal to 100% of par, less a fee to Morgan Stanley & Co. Incorporated, as Agent, equal to 0.600%; and (3) $5,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 15, 2005 and bearing an interest rate of 7.69% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.600%.


Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley & Co. Incorporated